Exhibit 99.d5

FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This First Amendment is entered into as of April __, 2017 between Context Advisers III, LLC, a Delaware limited liability company (the “Adviser”), and Context Capital Funds, a Delaware statutory trust (the “Trust”). Capitalized terms used in this First Amendment, but not defined herein, will have the meaning ascribed to them in the Agreement (as defined below).

WHEREAS, the Adviser and the Trust are parties to an Investment Advisory Agreement dated as of September 30, 2016 (the “Agreement”); and

WHEREAS, the Adviser and the Trust wish to amend Exhibit A of the Agreement.

NOW, THEREFORE, in consideration of the mutual provisions contained herein, effective May 1, 2017, the Adviser and the Trust hereby agree that Exhibit A of the Agreement is hereby deleted and replaced in its entirety by the Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective duly authorized representatives.

CONTEXT ADVISERS III, LLC	CONTEXT CAPITAL FUNDS

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

INVESTMENT ADVISORY AGREEMENT

Exhibit A

Context Capital Funds

Fund	Fee
Context Strategic Global Equity Fund	0.99%